Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-194331, 333-187087, 333-179907, 333-165342, 333-155426, 333-139610, 333-143155, 333-126610) pertaining to the Amended and Restated Tesco Corporation 2005 Incentive Plan, of our reports dated March 31, 2015, with respect to the consolidated financial statements and schedule of Tesco Corporation, and the effectiveness of internal control over financial reporting of Tesco Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Houston, Texas
March 31, 2015